PERSONAL & CONFIDENTIAL December 30, 2016 Scott Leonard Dear Scott: Ill FORT•••• Forterra 511 E. John Carpenter Fwy, Ste. 600 Irving, TX 75062 We are pleased to offer you employment as Executive Vice President & Chief Operating Officer of Forterra ("Forterra" or the "Company").1 You will directly report to the Chief Executive Officer and your duties shall be as assigned from time to time. Your employment wiU begin on or about January 3, 2017 and your work location will be in Irving, Texas; provided, however that you will be required to travel and spend time at the Company's other offices as reasonably required by the Company and consistent with this position, duties and responsibilities. Your annual base salary will be $350,000 per year, which shall be paid in accordance with the customary payroll practices of the Company. In addition to the base salary, you are eligible to earn an annual cash performance bonus based upon the achievement of performance targets according to the terms of the Company's annual incentive plan. The amount for such annual cash performance bonus shall be up to $450,000, subject to the terms and conditions of the Company's annual incentive plan and the approval of the C ttee of Forterra's Board of Directors (the "Committee"). All bonus p according to the Company's normal schedule, and not later than the t W S s t r r t w 1 ompensation Commi ayments will be paid iming of payments for the Company's other senior executives. e are prepared to recommend to the Committee that you be a participant in the Forterra tock Incentive Plan, (the "Plan") in accordance with the terms of the Plan, which are ubject to change from time to time by the Company's Board of Directors ("Board") and/or he Committee. Subject to the approval of the Committee in its discretion, we will ecommend to the Committee that you receive an initial award of stock options and estricted stock ( with the restricted stock portion in an amount not less than 40% of the otal recommended amount) as soon as practicable following the start of your employment ith a targeted value of $500,000 in the aggregate. Again, subject to the Committee's Your employer will be one of Forterra, Inc.'s US subsidiaries, Forterra Pipe & Precast, LLC.